Exhibit 99.1

(6) Mr. Kreider is signing in his capacity as attorney-in-fact for William J. Janetschek, director of KKR Group Limited, the general partner of KKR Group Holdings L.P.

(7) Mr. Kreider is signing in his capacity as attorney-in-fact for William J. Janetschek, director of KKR Group Limited.

(8) Mr. Kreider is signing in his capacity as attorney-in-fact for Henry R. Kravis, a designated member of KKR Management LLC, the general partner of KKR & Co. L.P.

(9) Mr. Kreider is signing in his capacity as attorney-in-fact for Henry R. Kravis, a designated member of KKR Management LLC.